Exhibit 10.59

                                              PAGES WHERE CONFIDENTIAL TREATMENT
                                                    HAS BEEN GRANTED ARE STAMPED
                                              "CONFIDENTIAL TREATMENT REQUESTED.
                                       THE REDACTED MATERIAL HAS BEEN SEPARATELY
                                              FILED WITH THE COMMISSION PURSUANT
                                             TO A CONFIDENTIAL TREATMENT REQUEST
                                                THE APPROPRIATE SECTION HAS BEEN
                                          MARKED AT THE APPROPRIATE PLACE AND IN
                                                    THE MARGIN WITH A STAR (*)."

                           CCC/WPC SERVICES AGREEMENT

                                     BETWEEN

                            CHEVRON CHEMICAL COMPANY

                                       AND

                  WARREN PETROLEUM COMPANY, LIMITED PARTNERSHIP

                           CCC/WPC SERVICES AGREEMENT

                                TABLE OF CONTENTS

1.0      DEFINITIONS                                                       1
2.0      SCOPE OF SERVICES                                                 3
                  2.1      WPC SERVICES                                    3
                  Exhibit A - WPC Services                                 3
         A-1               Motor Carrier Transportation                    3
         A-2               Ship Terminalling                               3
         A-3               Warrengas Terminalling                          3
         A-4               Mont Belvieu Terminalling                       3
                  2.2      CCC SERVICES                                    3
                  Exhibit B - CCC Services                                 4
         B-1               Export Refrigeration Equipment                  4
         B-2               Port Arthur Terminalling Services               4
         B-3               Feedstock Pipeline Service                      4
                  2.3      MANAGEMENT OF SERVICES                          4
                  2.4      MAINTENANCE OF SERVICE UNITS AND FACILITY       4
                  2.5      NEW, MODIFIED AND TERMINATED SERVICES           4
                  2.6      WPC TERMINATED SERVICES                         5
                  2.7      RESPONSIBLE CARE(R)                             5
3.0      ADJUSTMENTS                                                       6
                  3.1      OPERATING ADJUSTMENTS                           6
                  3.2      UNIT SHUTDOWNS                                  6
                  3.3      HARDSHIP                                        6
4.0      ALLIANCE IMPROVEMENT TEAM                                         7
                  4.1      AIT ORGANIZATION                                7
                  4.2      AIT SCOPE OF DUTIES                             7
                  4.3      PLANNING AND BUDGET PROCEDURE                   8
                  4.4      INFORMATION SHARING                             8
5.0      TERM AND TERMINATION                                              9
                  5.1      TERM                                            9
                  5.2      DEFAULT PROCEDURE                               9
                  5.3      ACCESS AND USE BEYOND TERM                      9
6.0      BILLING AND PAYMENT                                              10
                  6.1      PROCEDURE                                      10
                  6.2      SETOFF                                         10
7.0      WARRANTIES AND LIABILITIES                                       10
                  7.1      LIMITATION OF WARRANTIES                       10
                  7.2      LIMITATION OF LIABILITY                        10
                  7.3      INDEMNITY                                      11
8.0      CONFIDENTIALITY                                                  12
9.0      TAXES                                                            12
10.0     FORCE MAJEURE                                                    12

                                       i

11.0     NOTICES                                                          14
12.0     CONFLICT OF INTEREST                                             15
13.0     RIGHT TO AUDIT                                                   15
14.0     INSURANCE                                                        15
                  14.1     INSURANCE REQUIRED                             15
                  14.2     POLICY ENDORSEMENTS                            16
                  14.3     EVIDENCE OF INSURANCE                          16
15.0     ASSIGNMENT                                                       16
16.0     DISPUTE RESOLUTION                                               16
                  16.1     GENERAL PROCEDURE                              16
                  16.2     SUBMISSION TO AIT                              17
                  16.3     MEDIATION                                      17
                  16.4     BINDING ARBITRATION                            17
17.0     COVENANTS RUNNING WITH THE LAND                                  19
18.0     FACILITY TRANSFER RESTRICTIONS                                   19
19.0     COMPLIANCE AND AFFIRMATIVE ACTION                                19
20.0     GENERAL TERMS                                                    20
                  20.1     INTEGRATION, AMENDMENTS AND WAIVER             20
                  20.2     INDEPENDENT CONTRACTORS                        20
                  20.3     GOVERNING LAW                                  20
                  20.4     UNENFORCEABILITY                               20
                  20.5     THIRD-PARTY BENEFICIARIES                      20
                  20.6     DRUG, ALCOHOL AND RANDOM SECURITY SEARCH       20
                  20.7     TITLE TO PRODUCTS                              20

                                       ii

                           CCC/WPC SERVICES AGREEMENT

This Agreement is effective , 1996 ("Agreement") by and between Chevron Chemical Company, a Delaware corporation ("CCC") and Warren Petroleum Company, Limited Partnership, a Delaware limited partnership ("WPC").

WHEREAS, CCC's affiliate, Chevron U.S.A., Inc., ("CUSA"), and NGC Corporation, ("NGC") have entered into certain agreements (the "Merger Agreements") pursuant to which CUSA would contribute certain gas gathering, processing and other midstream assets and related liabilities of CUSA's Warren Petroleum Company division ("Warren") and natural gas business unit division to a corporation to be formed which NGC would then be merged into (the "Merger"); and

WHEREAS, immediately subsequent to the Merger, the gas gathering, processing and other midstream assets and related liabilities of Warren will be transferred to WPC; and

WHEREAS, CCC and WPC desire to work together to develop a relationship sometimes hereinafter called an alliance ("Alliance") with the goal of creating a comprehensive, mutually satisfactory, long-term relationship to fulfill commercial needs previously performed by and between CCC and Warren to operate facilities previously owned and operated by each party.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereafter set forth, the Parties agree as follows:

1.0 DEFINITIONS .

         The terms used in this Agreement shall have the following meanings:

         1.1. "Affiliate" shall mean any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person shall be deemed to be an Affiliate of any specified Person if such Person owns fifty percent (50%) or more of the voting securities of such Person, or if fifty (50%) or more of the voting securities of the specified Person and such Person are under common control.

         1.2. "Bankruptcy Event" shall mean the occurrence of one or more of the following events with respect to a Party: (A) the entry of a decree or order for relief against a Party by a court of competent jurisdiction in any involuntary case brought against a Party under any bankruptcy insolvency or other similar law (collectively, "Debtor Relief Laws") generally affecting the rights of creditors and relief of debtors now or hereafter in effect, (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for a Party or for any substantial part of its assets or property, (C) the ordering of the winding up or liquidation of a Party's affairs, (D) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 180 Days or which is not dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law), (E) the commencement by a Party of a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, (F) the consent by a Party to the entry of an order for relief in an involuntary case under any such law or to the appointment of or the taking of position by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for a Party or for any substantial part of its assets or property, or (G) the making by a part of any general assignment for the benefit of its creditors.

         1.3. "Business Day" shall mean any day on which commercial banks in Houston, Texas are open for general business.

         1.4. "Cedar Bayou Plant" or "CB" shall mean CCC's chemical plant located on I-10, Baytown, Texas.

         1.5. "Fannett Terminal" or "FT" shall mean Clark Refining & Marketing, Inc.'s terminal located at Fannett.

         1.6. "Mont Belvieu Terminal" or "MBT" shall mean WPC's liquid hydrocarbon salt dome storage terminal located in Mont Belvieu, Texas.

         1.7. "Party" means individually either CCC or WPC (including their respective successors and permitted assigns); collectively, the "Parties."

                                       2

         1.8. "Person" means any individual, corporation, partnership, limited partnership, limited liability company, association, joint venture, trust, or other organization of any nature or kind.

         1.9. "Port Arthur Plant" shall mean CCC's facilities within Clark Refinery & Marketing, Inc.'s Port Arthur, Texas refinery.

         1.10. "Port Arthur Terminal" or "PAT" shall mean CCC's barge loading and unloading facility at Port Arthur, Texas.

         1.11. "Warrengas Terminal" or "WG" shall mean WPC's storage and marine facility located in Galena Park, Texas.

2.0 SCOPE OF SERVICES .

         2.1. WPC SERVICES . During the term of this Agreement, WPC shall provide and CCC shall pay for services described in the Exhibits attached and identified below, ("WPC Services"). Except as expressly stated otherwise, WPC Services shall be provided in accordance with the terms and conditions hereof and the Exhibits. From time to time, the Parties may mutually agree to the addition, deletion or modification of WPC Services by amending this Agreement and its Exhibits. The WPC Services included on the date of this Agreement are more particularly described in the following Exhibits:

                            Exhibit A - WPC Services

                  EXHIBIT  SERVICE                                     LOCATION

                  A-1      Motor Carrier Transportation                CB

                  A-2      Ship Terminalling                           WG

                  A-3      Warrengas Terminalling                      WG

                  A-4      Mont Belvieu Terminalling                   MBT


         2.2. CCC SERVICES . During the term of this Agreement, CCC shall provide and WPC shall pay for services described in the Exhibits attached and identified below, ("CCC Services"). Except as expressly stated otherwise, CCC Services shall be provided in accordance with the terms and conditions hereof and the Exhibits. From time to time, the Parties may mutually agree to the addition, deletion or modification of CCC Services by amending this Agreement and its Exhibits. The CCC

                                       3

                  Services included on the date of this Agreement are more particularly described in the following Exhibits:

                                       4

                            Exhibit B - CCC Services

                  EXHIBIT  SERVICE                                     LOCATION

                  B-1      Export Refrigeration Equipment              WG

                  B-2      Port Arthur Terminalling Services           PAT

                  B-3      Feedstock Pipeline Service                  MBT, FT


         2.3. MANAGEMENT OF SERVICES . Unless otherwise set forth in an Exhibit, the Party providing a Service shall at all times have sole authority to manage, direct and control each Service. Each Party shall, insofar as is reasonably practicable, operate and maintain its facilities and systems, as the case may be, in a manner that will avoid or minimize the likelihood of a disturbance originating from its system which might cause impairment of the Services. WPC and CCC shall promptly notify each other of any matter, notification or occurrence of any event which could reasonably be expected to have the potential to materially affect the Services. Each Party shall at all times comply with all laws, ordinances, rules and regulations related to its Services, and obey all rules and procedures established by the other Party while on the other Party's premises whether leased or owned. Upon reasonable request for health and safety reasons, CCC may require that WPC remove from CCC's owned or leased premises any personnel or equipment used to provide WPC Services, and upon reasonable request for health and safety reasons, WPC may require that CCC remove from WPC's owned or leased premises any personnel or equipment used to provide CCC Services.

         2.4. MAINTENANCE OF SERVICE UNITS AND FACILITY . Each Party shall maintain all fixtures and equipment in all units and facilities used to provide and deliver Services, or to receive Services, in accordance with maintenance standards observed by such Party in its maintenance of similar active units or facilities of comparable age and service it owns and operates in the State of Texas; provided such standard shall at a minimum comply with such Party's respective industry standard.

         2.5. NEW, MODIFIED AND TERMINATED SERVICES . Each Party may offer the other Party the opportunity of providing new or modified services as operational requirements arise. The Party receiving the offer to provide new or modified services shall not unreasonably reject such offer. Additionally, as operational needs for a Service cease, a Party may terminate a Service or a portion of the Service upon reasonable notice.

                                       5

                  Notwithstanding the Parties intent to create a mutually beneficial commercial relationship pursuant to this Agreement and unless otherwise provided in the Exhibits, nothing in this Agreement shall be construed as preventing either Party from entering into agreements with other Parties for the sale or purchase of Services.

         2.6. WPC TERMINATED SERVICES . In the event Services under any Exhibit cease to be provided for any reason other than at the end of the Term hereof or any other reason as set forth in
                  Section 5 hereof, the Party that originally provided such Services (the "Service Provider") shall, subject to the Service Provider's primary use, allow the other Party access to and the right to use any and all required brine systems, equipment, units or other property, real or personal, reasonably necessary to allow such other Party to obtain the benefit of the Services previously provided by the Service Provider. All expenses and costs related to the access and use of such systems or property by the other Party shall be mutually agreed to by the Parties.

         2.7.     RESPONSIBLE CARE(R) .

                  (a) CCC is fully committed to and shall abide by the principles of Responsible Care(R) as espoused by the Chemical Manufacturers Association.

                  (b) The Parties hereto acknowledge the importance of handling chemical materials in a manner that will ensure the safety of people and the protection of the environment. It is agreed that they will use, handle, store, transport and dispose of chemical materials in accordance with all applicable laws and regulations. A delivering or receiving Party (in either case, herein referred to as the "Notifying Party") shall have the right to suspend delivery or receipt of a chemical material upon written notice to the other Party (herein referred to as the "Notified Party") if in the Notifying Party's reasonable judgment the Notified Party is not complying with all such applicable laws and regulations. Delivery or receipt of chemical material will recommence at the time when the Notifying Party in its reasonable judgment is satisfied that the Notified Party is in conformance with all such applicable laws and regulations. If the Notified Party is unable or unwilling to meet such requirements within ninety (90) days of receipt of the Notifying Party's written notice that the Notifying Party is suspending delivery or receipt of such chemical materials, the Notifying Party shall have the right to terminate or cause to have terminated that portion of this Agreement relating to such chemical material.

                                       6

                  (c) Subject to mutually agreeable times and formats, each of the delivering and receiving Parties agrees to allow the other Party access to its facilities from time to time to perform an on site review to assess compliance by the other with all such applicable laws and regulations.

3.0 ADJUSTMENTS .

         3.1. OPERATING ADJUSTMENTS . Each Party agrees to modify the terms in the Exhibits when and to the extent that the other Party significantly changes the operation of its facilities under this Agreement. In the event of any operational changes, the affected Party shall be notified as soon as reasonably possible. The Party providing Services shall, subject to the other provisions of this Agreement, use reasonable effort to accommodate the Party needing Services and the Parties shall cooperate to effectuate the intent of this Section. The fees charged by the Party providing Services for Services that were changed to accommodate the other Party shall be mutually agreed by the Parties.

         3.2. UNIT SHUTDOWNS . Neither Party shall be obligated to provide or receive Services during maintenance shutdowns of any unit to which production or use of such Services relate, whether planned or unplanned. The AIT shall meet each year to determine the shutdown schedule for each unit covered by this Agreement for the following year and shall reasonably cooperate with each other in attempting to schedule planned outages to minimize adverse impacts on each Party. At least sixty (60) days prior to a planned shutdown, or as soon as practicable for an unplanned shutdown, the Party shutting down a unit shall notify the other Party of the date, anticipated duration and identification of any unit or units that are being shutdown that will affect the ability of a Party to provide or receive Services.

         3.3. HARDSHIP . In the event conditions change such that this Agreement causes an economic or operational hardship to either Party, upon the written request of either Party, CCC and WPC shall meet to renegotiate in good faith for fairness and equity such burdensome terms and provisions. Such renegotiations shall commence within thirty (30) days from the receipt of the written request for such renegotiations. If the Parties are unable to agree on a resolution to such burdensome terms and provisions within ninety (90) days of the non-requesting Party's receipt of such written request, the matter shall be submitted to the dispute resolution procedures set forth in Section 16.

                                       7

4.0 ALLIANCE IMPROVEMENT TEAM .

         4.1. AIT ORGANIZATION . CCC and WPC agree to establish an Alliance Improvement Team (the "AIT") to perform the duties outlined below. The AIT will have members from both CCC and WPC. CCC and WPC shall each bear their own costs for the AIT and AIT activities. CCC and WPC will each choose a team leader from its own organization. These two individuals will co-chair the AIT. Each Alliance team leader will name an alternate team leader in the event the designated Alliance team leader is unavailable. The AIT may appoint subcommittees for specific activities. CCC and WPC may each appoint additional members to serve on the AIT or such subcommittees at its own expense.

         4.2.     AIT SCOPE OF DUTIES . The duties of the AIT will be to:

                  (a) administer and coordinate the routine business of the Alliance including forecasting, planning, operational, environmental, safety, maintenance, technical and scheduling issues;

                  (b) determine and develop strategies with respect to Alliance activities;

                  (c) develop, monitor and communicate mutually agreed to standards of performance that serve to define each Party's contribution to the Alliance;

                  (d) monitor the quality of the Services provided by each Party;

                  (e) review all significant equipment, design, process, and operating changes affecting the Services;

                  (f) conduct regularly scheduled planning, problem solving and expense review meetings at such periodic intervals as shall be mutually agreed;

                  (g)      develop Unit Shut-Down schedules pursuant to Section
                           3.2;

                  (h) resolve disputes between the Parties in accordance with the procedures set forth in Section 16.0;

                  (i) oversee efforts for long-range process improvement efforts between CCC and WPC;

                  (j) review annual storage well workover requirements at Mont Belvieu Terminal, plan the workover schedule and recommend to the

                                       8

                           Parties commercial lease terms, if CCC is required to lease a well(s) from WPC in order to meet the well workover plan;

                  (k) unless unduly burdensome on WPC, plan the supply of Services in a manner to assist CCC in maintaining its ISO 9000 certification; and

                  (l)      review and approve required budgets identified in
                           Section 4.3 for both operating expenses and capital expenses.

         4.3. PLANNING AND BUDGET PROCEDURE . The Parties shall provide each other (a) a three-year forecast in September of every year; and (b) a three-month forecast fifteen (15) days prior to the first day of each month with respect to the Services that will be needed. Each Party shall make good faith forecasts for the Services it needs under this Agreement; provided, however, that such forecasts are for the purposes of planning and scheduling and shall not be binding on either Party. The Parties shall also meet on a regular basis to communicate short term operational plans. In addition, the Parties shall meet in September of each year to review and approve operating budgets for (i) the Mont Belvieu Terminal (excluding budget items not related to any Services); (ii) ethylene/propylene export unit and (iii) the ethylene import unit. Such budgets shall contain specific detail for each line item. WPC and CCC shall promptly notify each other of any matter, notification or occurrence of any event which could reasonably be expected to have the potential to exceed a budgeted item by $10,000.00 or 25%, whichever is greater. Neither Party shall commit or expend any amounts constituting capital expenses without the other Party's prior approval. WPC shall not without CCC's prior approval, commit or expend any single expense request, not constituting a capital expense, which will result in an estimated charge to CCC in excess of $25,000.00, except in cases of emergency as hereinafter described, or unless the expense is included in the approved annual budget. In cases of emergency, WPC may, without obtaining approval of CCC, proceed with maintenance or repair work necessary to restore the units or equipment to operating conditions, or to minimize damage, or protect the public safety without regard to the limitations set forth above. However, it is also understood that every reasonable effort will be made by WPC to notify CCC at the earliest possible convenience of such emergencies and expenditures.

         4.4. INFORMATION SHARING . CCC and WPC will share their knowledge of activities and trends in their lines of business which may relate to the provision of Services pursuant to this Agreement, but specifically acknowledge that such sharing of knowledge is subject to and limited by

                                        9

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                 THE READACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.


                  business, policy and legal considerations as determined by the disclosing Party.

5.0 TERM AND TERMINATION .

         5.1. TERM . Unless otherwise provided herein, including any Exhibit, this Agreement shall remain in full force and effect
* for a period of [REDACTED] years from the Effective Date hereof and shall continue from year to year thereafter unless and until terminated by either Party at the end of such
* [REDACTED] year period or any yearly anniversary thereafter by giving the other Party two years advance written notice of its intention to so terminate; provided that WPC and CCC shall have the right to terminate Services in any Exhibit at any time (i) upon ninety (90) days advance written notice in the event CCC terminates a major portion of its operations that necessitate the need for the Service at its Cedar Bayou Plant, Port Arthur Plant or Port Arthur Terminal, (ii) WPC terminates a major portion of its operations related to the specific Services at its Mont Belvieu Terminal or Warrengas Terminal, or (iii) the occurrence of a Bankruptcy Event. WPC and CCC shall have the right to terminate Services provided in any or all of the Exhibits in the event that WPC shall not be permitted to operate or must otherwise divest its interest in the Mont Belvieu Terminal due to governmental or regulatory restrictions.

         5.2. DEFAULT PROCEDURE . This Agreement may be terminated by either Party upon thirty (30) days written notice to the other Party, after it has been determined through the dispute resolution procedures set forth in Section 16 that the other Party has materially defaulted on its obligations hereunder (it being understood that, for purposes of the foregoing, "materially defaulted" shall mean that the arbitrators have determined that (i) in consequence of such default, the objectives of this Agreement (as expressed herein and in the Master Alliance Agreement of even date herewith by and among Chevron, WPC and others) are not being met and (ii) the defaulting Party, after notice and a reasonable opportunity to cure, failed to take the steps necessary to accomplish such objectives.

         5.3. ACCESS AND USE BEYOND TERM . The Parties acknowledge that CCC has two (2) current contractual agreements with two (2) third Parties requiring the need for export refrigeration Services set forth in parts of

                                       10

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                 THE READACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

* Exhibits A-2, A-3, A-4 and B-1 that extend beyond the [REDACTED] term set forth in Section 5.1. In the event that WPC is unable or unwilling to continue to provide such export Services, WPC shall grant CCC access and use of facilities at Warrengas Terminal and Mont Belvieu Terminal at a reasonable cost to allow CCC to perform such Services itself.

6.0 BILLING AND PAYMENT .

         6.1. PROCEDURE . Unless otherwise provided in the Exhibits, the Parties shall prepare each month a composite invoice for all Services rendered. The total amount for all Services rendered and received shall be paid to WPC or CCC, as the case may be, within ten (10) days after the date of receipt of each month's invoice. If any of the price indices or publications referenced in this Agreement cease to be published or if such indices or publications are changed substantially in their method of measurement, the Parties shall substitute by mutual agreement other indices or publications that, as closely as practical, reflects the changes that such indices or publications measured immediately prior to the change.

         6.2. SETOFF . All payments will be made without setoff or counterclaim; provided, however, that upon a Party's (the defaulting Party) failure to make payment of undisputed amounts on the due date, the other Party (the non-defaulting Party) may, at its option and in its discretion, setoff against any amounts owed to the defaulting Party any amounts owed by the defaulting Party under this Agreement or otherwise. The obligations of the non-defaulting Party and the defaulting Party under this Agreement in respect of such amounts shall be deemed satisfied and discharged to the extent of any such setoff. The non-defaulting Party will give the defaulting Party notice of any setoff made under this Section
                  6.2 as soon as practicable after the setoff is made provided that failure to give such notice shall not offset the validity of the setoff.

7.0 WARRANTIES AND LIABILITIES .

         7.1. LIMITATION OF WARRANTIES . All Services shall (i) conform to all requirements and specifications set forth in the applicable exhibit; (ii) shall meet the generally accepted and prudent practices of the industry for such Services; and (iii) be performed by qualified personnel in a lawful, safe, timely and cost effective manner. All fixtures and

                                       11

                  equipment used to provide Services shall be maintained in good operating condition and operated and maintained in compliance with all applicable federal, state and local laws, rules and regulations.

         7.2. LIMITATION OF LIABILITY . NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES, CONTINGENT OR PUNITIVE, INCLUDING, WITHOUT LIMITATION, LOST PROFITS INCURRED OR CLAIMED BY THE OTHER PARTY.


         7.3.     INDEMNITY .

                  (a) The Party providing Services under each exhibit shall defend, indemnify and hold harmless the other Party, its affiliates and subsidiaries, and the officers, directors, employees and agents of any of them (each an "Indemnitee") from and against any and all loss, damage, injury, liability and claims thereof for injury to or death of any person (except as provided in Section 7.3(b) for its employees or employees of one of its contractors) or for loss of or damage to property resulting from such Party's performance of or failure to perform such Services. Such indemnity shall apply whether or not an Indemnitee was or is claimed to be passively, concurrently or actively negligent, and regardless of whether liability without fault is imposed or sought to be imposed on one or more of the Indemnities. This Indemnity shall not apply to the extent that it is void or otherwise unenforceable under applicable law in effect on or validly retroactive to the date of this Agreement, and shall not apply where such loss, damage, injury, liability or claim is the result of the sole negligence or willful misconduct of an Indemnitee.

                  (b) CCC shall defend, indemnify and hold harmless WPC from and against any and all claims relating to this Agreement for injury to or death of an employee or representative of CCC or its subcontractors, whether or not WPC, its employees or representatives are claimed to be passively, concurrently or actively negligent, and regardless of whether liability without fault is imposed or sought to be imposed; provided this indemnity shall not apply when such injury or death is the result of the sole negligence or willful misconduct of WPC, its employees or representatives.

                           WPC shall defend, indemnify and hold harmless CCC from and against any and all claims relating to this Agreement for injury to

                                       12

                           or death of an employee or representative of WPC or its subcontractors, whether or not CCC, its employees or representatives are claimed to be passively, concurrently or actively negligent, and regardless of whether liability without fault is imposed or sought to be imposed; provided this indemnity shall not apply when such injury or death is the result of the sole negligence or willful misconduct of CCC, its employees or representatives.

                                       13

8.0 CONFIDENTIALITY .

         During the performance of this Agreement, each Party ("Recipient") may gain access to or possession of information belonging to the other Party ("Owner") that is confidential (a "disclosure"). Recipient shall use such information only for the purpose disclosed and shall use its commercially reasonable efforts to avoid other use or disclosure of such information unless required by law or governmental agency or consented to by its Owner, which consent shall not be unreasonably withheld. Confidential information shall include business, technical, personnel and other information designated as confidential, but shall not include information that is or becomes publicly known without fault of the Recipient, was known to Recipient or its predecessor from a source independent of the Owner and recorded in writing prior to disclosure, was independently developed by the Recipient, or was received by the Recipient or its predecessor from a source independent of the Owner prior to its disclosure. All confidential information shall be returned to its Owner upon request.

9.0 TAXES .

         Any sales, use, transfer or similar taxes, now or hereafter imposed, levied or assessed by any governmental authority directly upon the Services herein provided for or the transfer pursuant to the terms of this Agreement of any related materials that are the subject matter of this Agreement, shall, if collectible or payable by the Party providing Services ("Supplier"), be paid by the Party receiving such Services ("Recipient) on demand by the Supplier. If the Recipient claims exemption from any of the aforesaid taxes, then the Recipient shall furnish the Supplier with a properly completed exemption certificate. If the Recipient holds a Texas direct payment permit, it shall issue to the Supplier a properly completed direct payment exemption certificate and thereafter hold harmless and indemnify the Supplier for any sales or use taxes assessed against the Supplier by any taxing authority in respect to any taxable sales, including the amounts of any penalties, interest and reasonable attorneys' fees. Notwithstanding the foregoing, this Section shall not apply to (a) income, franchise or similar taxes levied on or measured by a Party's net income; (b) personal property taxes levied on or measured by the value of any related materials that are the subject matter of this Agreement, to the extent such taxes are applicable or allocable to periods in which the Supplier had title to such related materials which were taxed.

10.0 FORCE MAJEURE .

         10.1. If either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, is agreed that upon such Party's giving notice and reasonably full particulars of such Force Majeure in writing to the other Party after the occurrence of the cause

                                       14

                  relied on, then the obligations of the Party giving such notice, so far as to the extent that they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch. Except as stated below, this Agreement shall not be terminated by reason of any such cause, but shall remain in full force and effect and this Agreement shall not be extended regardless of such curtailment or cessation. If any such cause results in substantial interference with a Party's performance of Services and such condition continues for six (6) months or longer, the other Party may terminate the affected Exhibit upon sixty (60) days prior written notice. The Party not declaring Force Majeure shall have the option to extent the Agreement for any periods of Force Majeure.

         10.2. The term "Force Majeure" as used herein shall mean acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, tornados, hurricanes, or storms, tornado, hurricane, or storm warnings which in any Parties' judgment require the precautionary shutdown of either Party's facilities or any operating units thereof, floods, washouts, arrests or restraints of the government, either federal or state, civil or military, civil disturbances, explosions, sabotage, breakage or accident to equipment, machinery or lines of pipe, freezing of machinery, equipment or lines of pipe, electric power shortages, inability of any Party to obtain necessary permits and/or permissions due to existing or future rules, orders, laws or governmental authorities (both federal, state and local), shutdowns due to explosion or other extraordinary incident, or any other causes, whether of kind herein enumerated or otherwise, which were not reasonably foreseeable on the effective date of this Agreement, and which are not within the control of the Party claiming suspension and which such Party is unable to overcome by the exercise of due diligence. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of opposing parties when such course is inadvisable in the discretion of the Party having difficulty. The term Force Majeure shall also include any event of Force Majeure occurring with respect to the facilities or services of either CCC's or WPC's third party suppliers or customers delivering or receiving any product, fuel, feedstock or other substance necessary to the performance of such Party's obligations, and shall also include the curtailment or interruption of deliveries or service by such third party suppliers or customers as a result of an event of Force Majeure. It is expressly agreed by the Parties

                                       15

                  that neither (i) CCC's inability economically to use Feedstock purchased under this Agreement nor (ii) WPC's ability to sell Feedstock to a market at a more advantageous price shall constitute an event of Force Majeure.

11.0 NOTICES .

         Any notice required or permitted hereunder shall be in writing and shall be deemed to be given if delivered personally; delivery by certified mail, postage prepaid; delivered by a recognized overnight commercial carrier or telecopied with receipt acknowledged to the following addresses:

         If to WPC:        WARREN PETROLEUM COMPANY, LIMITED PARTNERSHIP
                           13430 Northwest, Suite 1200
                           Houston, Texas 77040-6095
                           Attention:        Vice President & General Manager -
                                             NGL Marketing
                           Telephone:        (713) 507-6408
                           Telecopy:         (713) 507-3715

                           with a copy to:

                           Vice President & General Counsel
                           WARREN PETROLEUM COMPANY, LIMITED PARTNERSHIP 13450 Northwest Freeway, Suite 1200
                           Houston, Texas 77040-6095
                           Telephone:        (713) 507-3725
                           Telecopy:         (713) 507-6834

         If to CCC:        CHEVRON CHEMICAL COMPANY
                           P. O. Box 3766
                           Houston, Texas 77253
                           1301 McKinney
                           Houston, Texas 77010
                           Attention:       Vice President & General Manager-
                                            U.S. Chemical Division
                           Telecopy:        (713) 754-3077

                           With a copy to:

                           CHEVRON CHEMICAL COMPANY
                           P. O. Box 3725
                           Houston, Texas 77253
                           1301 McKinney
                           Houston, Texas 77010
                           Attention:       Associate General Counsel
                           Telecopy:        (713) 754-3377

                                       16

         Either Party may change its notice address by notifying the other of such change, which shall be effective fifteen (15) days after the giving of such notice.

12.0 CONFLICT OF INTEREST .

         Neither Party shall give any director, employee or representative of the other Party any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement, or enter into any other business arrangement with any director, employee or representative of the other, without prior written notification to the other Party. Any representative(s) authorized by either Party may cause an audit of any and all records of the other Party as necessary and proper to verify that there has been compliance with this Section.

13.0 RIGHT TO AUDIT .

         Each Party shall maintain true and complete records related to the Services and shall retain all such records for a minimum period of twenty-four (24) months after the end of the month in which Services are performed. Either Party, upon notice in writing to the other, shall have the right, at reasonable hours, to audit the accounts and records relating to the accounting or billing under the provisions of any article hereof. Except as set forth below for matters related to CCC's third party agreements, the auditing party must make written exception to and make a claim upon the other Party for all discrepancies disclosed by the audit within twenty-four (24) months of the rendition of any statement or invoice forming the basis of such claim. The requirement to make written exceptions within said twenty-four (24) month period shall not apply to CCC for Services relating to the third party agreements identified in Section 5.3, the time periods for which will be governed by the terms and provisions of such third party agreements. Such audit shall be conducted by the auditing Party's representative or auditor at the auditing Party's expense.

14.0 INSURANCE .

         14.1. INSURANCE REQUIRED . CCC shall maintain during the term of this Agreement insurance specified in Section 14.1(a) and otherwise shall maintain a policy of self-insurance for performance under this Agreement. WPC shall maintain during the term of this Agreement insurance specified in Section 14.1(a), (b) and (c) unless it elects to self-insure for all or any portion of the coverage in Section 14.1(b) and (c), which it may do upon delivery of written notice to CCC.

                                       17

                  (a) Workers' Compensation and Employers' Liability Insurance as prescribed by applicable law, including insurance covering liability under the Longshoremen's and Harbor Worker's Act, the Jones Act and the Outer Continental Shelf and Land Act, if applicable;

                  (b) Comprehensive or Commercial General Liability (Bodily Injury and Property Damage) with contractual liability insurance to cover liability assumed under this Agreement. The limits of liability of such insurance shall not be less than $1,000,000 combined single limit per occurrence; and

                  (c) Automobile Bodily Injury and Property Damage Liability Insurance, covering non-owned and hired automobiles, the limits of which shall not be less than $250,000 per person/$500,000 per occurrence for Bodily Injury and $100,000 per occurrence for Property Damage. This insurance shall extend to automobiles used by a Party's personnel, agents or subcontractors in performance of Services under this Agreement.

         14.2. POLICY ENDORSEMENTS . The insurance under this Section shall provide that a Party will receive thirty (30) days written notice prior to the cancellation or material change of the insurance. The insurance specified under Section 14.1(a) shall contain a waiver of subrogation against the indemnitees, and the insurance provided under Section 14.1(b) and (c) shall name the other Party as additional insured with respect to performance under this Agreement.

         14.3. EVIDENCE OF INSURANCE . Each Party shall, before commencing work, provide the other Party with certificates or other documentary evidence of the above insurance, satisfactory to such Party.

15.0 ASSIGNMENT .

         Neither Party shall voluntarily assign its rights nor delegate its duties under this Agreement or an Exhibit, nor any part of such rights or duties except to an Affiliate, without prior written consent of the other Party.

16.0 DISPUTE RESOLUTION .

         16.1. GENERAL PROCEDURE . CCC and WPC agree to utilize the procedure set forth in this Section to resolve in good faith any dispute, controversy or claim related to this Agreement, including any dispute over the performance, breach, termination, interpretation, or validity of this Agreement. Nothing herein is intended to limit the Parties from resolving informally between them any controversy, claim or dispute that may

                                       18

                  arise and thus avoiding the necessity of presenting such matter to the AIT.

         16.2. SUBMISSION TO AIT . The dispute, controversy, or claim shall first be submitted to one representative chosen by each Party's AIT with such explanation or documentation as the Parties deem appropriate to aid such representatives in their consideration of the issues presented. The date the matter is first submitted to the AIT shall be referred to as the "Submission Date." The AIT representatives shall attempt in good faith, through the process of discussion and negotiation, to resolve any dispute, controversy, or claim presented to it within forty-five (45) days after the Submission Date.

         16.3. MEDIATION . If the AIT cannot so resolve any dispute, controversy, or claim submitted to it within forty-five (45) days after the Submission Date, the Parties shall attempt in good faith to settle the matter by submitting the dispute, controversy or claim to mediation within sixty (60) days after the Submission Date using any mediator upon which they mutually agree. If the Parties are unable to mutually agree upon a mediator within seventy-five (75) days after the Submission Date, the case shall be referred for mediation to the office of Judicial Arbitration and Mediation Services, Inc. ("JAMS") that is in closest proximity to Houston, claim or controversy arose. The cost of the mediation will be split equally between the Parties unless they agree otherwise in writing.

         16.4.    BINDING ARBITRATION .

                  (a) ALL DISPUTES ARBITRATION. All disputes between the Parties arising under this Agreement and not resolved through negotiation or mediation shall be submitted to arbitration in accordance with this Section 16.0 and the Parties hereby expressly waive all rights to have any such disputes heard before a court of law, except the right to enforce an arbitration award as described in Section 16.4 (e). Arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. ss. 1, et seq., and not by the arbitration acts, statutes or rules of any other jurisdiction.

                  (b) PROCEDURE. In the event the Parties are unable to resolve a dispute arising under this Agreement after exercising good faith efforts to do so, either Party may require that the matter be resolved through binding arbitration by submitting a written notice to the other. The notice shall name the noticing Party's arbitrator and shall contain a statement of the issue(s) presented for arbitration. Within fifteen
                           (15) days after receipt of a notice of arbitration, the other Party shall name its arbitrator by written notice and may

                                       19

                           designate any additional issue(s) for arbitration. The two named arbitrators shall select the third arbitrator within fifteen (15) days after the date on which the second arbitrator was named. Should the two arbitrators fail to agree on the selection of the third arbitrator, either Party shall be entitled to request the Senior Judge of the United States District Court of the Southern District of Texas to select the third arbitrator. All arbitrators shall be qualified by education or experience within the energy industry to decide the issues presented for arbitration. No arbitrator shall be a current or former director, officer or employee of either Party or its Affiliates; an attorney (or member of a law firm) who has rendered legal services to either Party or its Affiliates, within the preceding three (3) years; or an owner of any of the common stock of either Party or its Affiliates.

                  (c) ARBITRATION HEARINGS. The three arbitrators shall commence the arbitration hearing within twenty-five
                           (25) days following the appointment of the third arbitrator. The proceeding shall be held at a mutually acceptable site in Houston, Texas. If the Parties are unable to agree on a site, the arbitrators shall select a site. The arbitrators shall have the authority to establish rules and procedures governing the arbitration hearing. Each Party shall have the opportunity to present its evidence at the hearing. The arbitrators may call for the submission of pre-hearing statements of position and legal authority, but no post-hearing briefs shall be submitted. With respect to disputes regarding price, fees, rates, indices or any redetermination, each Party shall submit to the arbitration panel a final offer of its proposed resolution of the dispute and a majority of the arbitrators shall approve the final offer of one Party without modification, and reject the offer of the other Party. The arbitration panel shall not have the authority to award punitive or exemplary damages or any type of damages expressly waived in this Agreement. The arbitrators' decision must be rendered within thirty (30) days following the conclusion of the hearing or submission of evidence, but no later than ninety (90) days after appointment of the third arbitrator. All evidence submitted in an arbitration proceeding, transcripts of such proceedings, and all documents submitted by the Parties in an arbitration proceeding shall be deemed confidential information subject to Section 8.0.

                  (d) ARBITRATION DECISION. The decision of the arbitrators or a majority of them, shall be in writing and shall be final and binding upon the Parties as to the issue submitted. Each Party shall bear the expense and cost of its own attorneys and witnesses, its own

                                       20

                           arbitrator and one-half of the expense and cost of the third arbitrator.

                  (e) ENFORCEMENT OF AWARD. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The prevailing Party shall be entitled to reasonable attorneys' fees in any court proceeding necessary to enforce or collect any award or judgment rendered by the arbitrators.

17.0 COVENANTS RUNNING WITH THE LAND .

         The covenants and agreements contained in this Agreement touch and concern the land on which the Mont Belvieu Terminal and Warrengas Terminal are located, and both the benefits and burdens thereof shall run with such land, and shall be binding upon, and inure to the benefit of, the future owners and lessees thereof.

18.0 FACILITY TRANSFER RESTRICTIONS .

         In the event WPC desires to sell or otherwise transfer its interest in certain assets ("Offered Interest") situated in the Mont Belvieu and/or Galena Park area which includes either or both of the Mont Belvieu Terminal or the Warrengas Terminal, WPC shall first notify CCC and enter into good faith negotiations with CCC to sell the Offered Interest. If the parties are unable to agree upon terms of sale or transfer of the Offered Interest after good faith negotiations, WPC shall have the right to sell or otherwise transfer the Offered Interest to a third party.

19.0 COMPLIANCE AND AFFIRMATIVE ACTION .

         To the extent applicable to this Agreement, both Parties shall comply with the following clauses contained in the Code of Federal Regulations and incorporated herein by reference: 48 C.F.R. 52.203-6 (Subcontractor Sales to Government); 48 C.F.R. 52.219-8, 52.219-9 (Utilization of Small and Small Disadvantaged Business Concerns); 48 C.F.R. 52.222-26 (Equal Opportunity); 48 C.F.R. 52.222-36 (Handicapped Workers); 48 C.F.R. 52.223-2 (Clean Air and Water); and 48 C.F.R. 52-223-3
         (Hazardous Material Identification and Material Safety Data). Unless previously provided, if the value of this Agreement exceeds $10,000, both Parties shall provide to the other Party a Certificate of Non-segregated Facilities. Both Parties agree and covenant that none of its employees,or employees of its subcontractors, who provide services to either Party pursuant to this Agreement are or will be unauthorized aliens as defined in the Immigration Reform and Control Act of 1986.

                                       21

20.0 GENERAL TERMS .

         20.1. INTEGRATION, AMENDMENTS AND WAIVER . This Agreement, integrates the entire understanding between the Parties with aspect to the subject matter covered. It supersedes all prior understandings, drafts, discussions or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter. It may not be amended or modified in any manner except by a written agreement signed by both Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless expressly provided.

         20.2. INDEPENDENT CONTRACTORS . The Parties shall perform all Services under this Agreement as independent contractors. Nothing contained in this Agreement shall be construed to create an association, trust, partnership or joint venture or impose a trust or partnership duty, obligation or liability on or with regard to either Party.

         20.3. GOVERNING LAW . Any questions concerning the interpretation and enforcement of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law provisions.

         20.4. UNENFORCEABILITY . If any section or provision of this Agreement or any exhibit shall be determined to be invalid by applicable law, then for such period of time that same is invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

         20.5. THIRD-PARTY BENEFICIARIES . There are no intended third Party beneficiaries to this Agreement and nothing in this Agreement shall entitle any person other than CCC or WPC and their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

         20.6. DRUG, ALCOHOL AND RANDOM SECURITY SEARCH . In performing Services under this Agreement, each Party agrees to abide by and require all of its employees and contractor's to abide by the other Party's drug, alcohol and random security search policy.

         20.7. TITLE TO PRODUCTS . Title to all products shall at all times remain with the Party requesting Services and such Party shall have the right at all times to remove such products and/or transfer title and possession to others. The Party having custody of any products waives any warehousemen or materialmen liens related to the products.

                                       22

         20.8. RECORDING. WPC shall execute in recordable form a memorandum or extract of this Agreement necessary to permit CCC to effectuate its interest under Sections 5.3, 17 and 18.


IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the date first set forth above.


WARREN PETROLEUM COMPANY,                    CHEVRON CHEMICAL COMPANY
LIMITED PARTNERSHIP

By:      WARREN PETROLEUM G.P., INC.
         Sole General Partner


         By:                                 By:


         Title:                              Title:

                                       23

                                   EXHIBIT A-1

                          Motor Carrier Transportation


1.0 Scope of Services.

         1.1. NEWCO agrees to provide motor vehicle equipment which meets all U.S. Department of Transportation standards and is safe, complete and efficient for the performance of its transportation obligations under this Agreement. NEWCO agrees to accept CCC's shipments of products at the locations identified in Section 2.0 and upon receipt of the such products, NEWCO will transport such products with reasonable dispatch and deliver them in like good order and condition to the location designated by CCC and will provide specialized transportation services as mutually agreed between NEWCO and CCC.

         1.2. The parties agree that the transportation provided under the terms of this Agreement is on a non-exclusive basis and NEWCO may commingle CCC's freight with other freight received from customers not party to this Agreement so long as commingling does not affect product quality or product value. CCC is not precluded from using the services of other carriers under this Agreement.

         1.3. All obligations to tender shipment or ship products shall be on a non-exclusive basis and the Parties are not obligated to tender a shipment or ship products unless mutually agreed.

         1.4. NEWCO authorized CCC or its authorized agent to reposition trailers assigned to CCC facilities for the purpose of loading and unloading provided CCC shall be responsible for any liability related to such repositioning and will indemnify and hold harmless NEWCO, its Affiliates and the officers, directors, employees and agents of any of them from and against any and all loss, damage, injury, liability and claims for injury to or death of any person or for loss or damage to property resulting from the repositioning of trailers by CCC.

         1.5. NEWCO is responsible for filing, when applicable, a copy of this Agreement with the appropriate regulatory agencies within the period of time provided by law.

2.0 Product and Volume.

         Chevron shall tender to NEWCO a series of shipments which constitute a portion of its estimated requirements as set forth below:

         PRODUCT                    ORIGIN                    ESTIMATED VOLUME

         Lime                       St. Genevieve, MO            0 - 22 MMLBS
         Butene                     CB-Baytown, TX               0 - 4 MMLBS
         HAD                        CB-Baytown, TX               0 - 2 MMGAL
         Naphtha                    CB-Baytown, TX               0 - 120 MMLBS
         Polyethylene               CB-Baytown, TX               0 - 41 MMLBS
         Wax                        CB-Baytown, TX               0 - 55 MMLBS
         Light Petroleum Oil        CB-Baytown, TX               0 - 3.6 MMGAL

3.0 Rates.

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                 THE READACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

*        3.1.     CCC shall pay NEWCO a flat rate of [REDACTED] for all truck load shipments of lime product from St. Genevieve, Missouri to Belle Chasse, Louisiana (Oak Point).

         3.2. NEWCO shall transport products, other than lime, at NEWCO rates shown based upon mileage between origins and destinations as provided in Appendix A. Rates include pump and hose charges. Tank cleaning charges will be invoiced to CCC at NEWCO's cost.

         3.3. This Agreement applies to prepaid shipments originating at, and collect shipments destined to the facilities or customers of CCC. This Agreement will also apply to third-party shipments in which CCC is responsible for the freight charges.

         3.4. CCC will make payment of invoices submitted by NEWCO to CCC within thirty (30) days of receipt. Invoices shall be accompanied by substantiating documentation reflecting the service provided and the charges therefor. The provisions of Ex Parte Order No. MC-1 of the Interstate Commerce Commission are not part of this Agreement.

         3.5. The provisions of this Agreement shall apply on shipments returned to the original shipping point by a reverse route, including those shipments refused or rejected, and the rates shall be no higher than the rates for outbound movement.

*        3.6.     Demurrage shall accrue at a rate of [REDACTED] per fifteen
                  (15) minutes or a fraction thereof after two (2)

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                 THE READACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

                  hours free time for loading or unloading, unless amended for a specific load.

4.0 Rate Adjustments.

         NEWCO has the right to change at any time the price or freight allowance specified herein, provided NEWCO has given CCC at least thirty (30) days written notice of such change prior to the effective date of such change. CCC's failure to serve NEWCO with written notice of objection shall be considered acceptance of such change. If such written notice of objection is served by CCC, NEWCO has the option to continue to provide Services hereunder at the same fee and terms as were in effect at the time NEWCO gave notice of such change and thereafter resolve the issue by the dispute resolution provisions in
         Section 16.

5.0 Term.

         The Services covered in this Exhibit shall be effective for
* [REDACTED] from the effective date of this Agreement and shall continue in effect thereafter unless and until cancelled by either Party by giving the other Party one hundred eighty (180) days advance written notice of the termination date.

6.0 Emergency Response.

         NEWCO agrees that it has, or is developing, a written emergency response plan and procedure. The plan takes into account the nature of the materials to be shipped under this contract. NEWCO has provided, or will provide, a copy of NEWCO's emergency response plan to CCC upon request.

7.0 Risk of Loss.

         CCC shall retain risk of loss for all of its products except for loss relating to negligent acts or omissions by NEWCO, its employees, contractors or agents which shall be the responsibility of NEWCO.

                                      viii

                                   EXHIBIT A-2

                                Ship Terminalling

1.0 Scope of Services.

         NEWCO shall operate, maintain and provide qualified personnel for the dock facilities at the Warrengas Terminal and coordinate the scheduling for CCC shipment of the following products and other products, upon mutual agreement, as follows:

                           PRODUCT                    ESTIMATED ANNUAL VOLUME
                           -------                    -----------------------
                  Ethylene Imports (C=2)                  0 - 800 MMLBS

                  Ethylene Exports (C=2)                  0 - 200 MMLBS

                  Propylene Exports (C=3)                 0 - 200 MMLBS

                  Naphtha/Condensate Imports              0 - 5 MMBBLS

2.0 Hours of Operation.

         Upon reasonable notice, NEWCO will provide Services at the dock facilities 24 hours a day, 7 days a week, including holidays, for the receipt and/or delivery of products.

3.0    Fees.

                                       ix

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                 THE READACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

         3.1. Ethylene Import (C=2). Unloading fees for ethylene imports and transfer into CCC's ethylene pipeline will consist of the following components:


*                        TOTAL THROUGHPUT                   [REDACTED]

*                        O - 110 MMLBS/year                 [REDACTED]

*                        110 - 220 MMLBS/year               [REDACTED]

*                        220 - 330 MMLBS/year               [REDACTED]

*                        Over 330 MMLBS/year                [REDACTED]

                  Repair and maintenance expenses shall be at cost as set forth in the ethylene import unit budget.

         3.2. Ethylene Export (C=2) and Propylene Export (C=3). Loading fees for ethylene and propylene exports from CCC's ethylene and propylene pipe lines shall consist of the following components:

*                 (a)      Monthly charge of [REDACTED]

                  (b) Electrical expenses and repair and maintenance expenses at cost as set forth in the required Ethylene/Propylene Export unit budget.

*                 (c)      Berth charge of [REDACTED] per hour. This berth
                           charge shall not apply to vessels that are undergoing conditioning.

                                       x

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                 THE READACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

         3.3. Naphtha/Condensate Imports. Unloading of naphtha imports and delivery by NEWCO pipeline into CCC's designated well at Mont Belvieu's Terminal shall be * charged a fee of [REDACTED]

4.0    Fee Adjustments.

         4.1. The Base Rates in Section 3.1 shall be adjusted by the following factors:

                  (a) Electrical Factor. .05 (cent)/lb of the Base Rate is electrical power related and will be escalated at the beginNIng of each calendar quarter to reflect actual unit electrical power costs to the Galena Park Warrengas Terminal for the previous quarter. The base for fourth quarter 1988 will be 6(cent) per kilowatt hour (kwh). (Example: if unit power costs at the TerminaL in the first quarter 1990 are 12(cent)/kwh, the payments in Section 3.1 will reflect an added cost of 0.05(cent)/lb for second quarteR 1990.)

                  (b) Fuel Factor. .05 (cent)/lb of the Base Rate is fuel gas related and will be escalated at the beginning of each calendar quarter to reflect actual unit fuel gas costs to the Galena Park Warrengas Terminal for the previous quarter. The base for fourth quarter 1988 will be $1.50/million British Thermal Unit (MBTU). (example: if unit fuel gas costs at the Terminal in first quarter 1990 are $3.00/MBTU, the payments in
                           Section 3.1 will reflect an added cost of 0.05(cent)/lb for second quarter 1990.)

                                       xi

                  (c) Inflation Factor. The Base Rate except for the 0.1(cent)./lb portion of the Base Rate identified in Sections 4.1(A) and 4.1(b) shall be escalated at the beginning of each year to reflect the change in the Non-Farm Business Implicit Price Deflator (NFBIPD) published by the U.S. Department of Labor (i.e. the costs for 1995 for the first 55 million pounds will be increased by 0.004(cent)/lb if the 12-month average of the NFBIPD increases by one percent (1%) from 1988 to 1994).

         4.2. The monthly charges in Section 3.2 (a) and (c) shall be adjusted on January 1 of each year, using the Houston Consumer Price Index (CPI) as compared to the base index on January 1, 1996. The fee and adjustments in Section 3.2 and 4.2 shall be changed to a commercial based fee within the first six (6) months of this Agreement.

         4.3. For the fees specified in Section 3.3, each party shall have the right to request a change in the fee at any time during the term covered by this Agreement, provided it gives the other party at least 90 days written notice of such change. The failure of the notified party to serve the other party with written notice of objection thirty (30) days prior to the effective date shall be considered acceptance of such change. If written notice of objection is served, the notifying party shall have the right to continue to provide Services under this Exhibit at the same price and terms in effect at the time it gave notice of the requested change or resolve the issue by the dispute resolution provision in Section 16.

5.0 Risk of Loss .

         CCC shall retain risk of loss for all of its products except for loss relating to negligent acts or omissions by NEWCO, its

                                      xii

         employees, contractors or agents which shall be the responsibility of NEWCO.

6.0 Demurrage.

         Each Party shall be responsible for its demurrage, except for claims attributable to the other Party's, or its employee's contractor's or agent's negligent acts or omissions or for encroachment by the other Party on the loading or unloading schedule as provided for in Section 7.0.

7.0 Scheduling.

         The Parties agree that CCC shall have access to Dock 1 for up to 70% dock utilization on a monthly basis. Scheduling for ship movement of products shall be made through the logistics specialist at NEWCO's Warrengas Terminal. NEWCO shall load and unload vessels at the docks in order of their scheduled arrival. Neither Party shall be restricted to its utilization percentage if the other Party is not using Dock 1. Breadth interference between Docks 1 and 2 shall be taken into account when either Party schedules activity for Docks 1 and 2.

                                      xiii

                                   Exhibit A-3

                             Warrengas Terminalling

1.0 Scope of Services .

         1.1. NEWCO shall provide transfer, storage and other terminalling services at the Warrengas Terminal including barge, truck and pipeline receipt and delivery. NEWCO shall operate for the benefit of both parties the flare system including the processing of relief gasses and liquids.

         1.2. NEWCO shall operate, maintain and provide qualified personnel for the tank storage and dock facilities at the Warrengas Terminal to service CCC's shipment requirements estimated as follows:

                  PRODUCT                                ESTIMATED ANNUAL VOLUME
                  -------                                -----------------------
         Propane - Propylene Mix (PPmix)                      0 - 1.0 MMBBLS

         Crude Butadiene (CC4)                                0 - 1.5 MMBBLS

         Crude Isoprene (C5)                                  0 - 500 M BBLS

         Heavy Aromatic Distillate (HAD)                      0 - 550 M BBLS

         Ethylene (C=2) (Truck Unloading)                     0 - 4000 MT

         1.3. NEWCO shall provide access to and permit Chevron Pipeline Company ("CPL") to use the flare system and will supply instrumentation air, electricity, and any other utilities reasonably required by the Chevron Pipeline Company pipeline system within the Warrengas Terminal.

                                      xiv

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                 THE READACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

2.0 Hours of Operation .

         Upon reasonable notice to NEWCO, the tank storage and dock facilities shall remain operational twenty-four (24) hours a day, seven (7) days a week, including holidays, for the receipt and/or delivery of products.

3.0 Fees .

         3.1. Propane - Propylene Mix . Unloading PPmix from barges and transporting by pipeline by NEWCO to a well owned or leased by CCC at Mont Belvieu Terminal shall be charged at a fee of
*                 [REDACTED].

         3.2. Crude Butadiene. Transporting CC4 from CCC's Cedar Bayou Plant by NEWCO pipeline to Warrengas Terminal, storage in a dedicated tank (currently designated as Tank 58) and loading
*                 product onto barges shall be charged at a fee of [REDACTED]

         3.3. Crude Isoprene . Transporting C5 from CCC's Cedar Bayou Plant by NEWCO pipeline to Warrengas Terminal, storage and loading product onto barge, tank trucks or into pipeline at a fee to be agreed upon by the parties in good faith negotiation as such may be required in the future.

         3.4. Heavy Aromatic Distillate . Transporting from CCC's Cedar Bayou Plant by pipeline and re-delivery of HAD to the GATX
*                 Terminal shall be charged at a fee of [REDACTED].

         3.5.     Ethylene Receipts (C=2) . Receipt and unloading of tank trucks
*                 and transfer to CCC pipeline at a fee of [REDACTED].

                                       xv

         3.6. Flare System. NEWCO shall pay for all costs associated with the normal operation and maintenance of the flare system and associated relief systems, except for repair and maintenance associated with the ethylene and propylene flare piping associated with dock 1 equipment which shall be paid for by CCC.

         3.7. Chevron Pipeline System. There shall be no separate charges for Services provided under Section 1.3 so long as CPL's use of the flare system and instrumentation air, electricity and other utilities is nominal. In the event CPL's use is more than nominal, the Parties shall agree upon associated costs and fees.

4.0 Fee Adjustments .

         4.1. Each party shall have the right to request a change in the fees in Section 3.0 at any time during the term covered by this Agreement, provided it gives the other party at least ninety (90) days written notice of such change. The failure of the notified party to serve the other party with written notice of objection thirty (30) days prior to the effective date shall be considered acceptance of such change. If written notice of objection is served, the notifying party shall have the right to continue to provide Services under this Agreement at the same fee and terms in effect at the time it gave notice of the requested change and thereafter resolve the issue by the dispute resolution provision in Section 16.

5.0 Storage Tanks.

         5.1. NEWCO will operate and maintain storage tanks 58, 59, 60 and W-20 for designated CCC product storage of CC4 and C5 products.

         5.2. NEWCO shall be responsible for obtaining and maintaining all operating permits required for the tanks.

                                      xvi

         5.3. Tanks 58, 59, 60 and W-20 (or in the alternative to W-20, Tanks W-1 or W-2, if mutually agreed to by the Parties) shall be dedicated exclusively to CCC products so long as CCC has requirements for C5 and CC4 or similar product through put, provided, CCC shall have exclusive use of W-20 for C5 service until December 31, 1996. CCC agrees to release the tanks for NEWCO's use when it no longer has any requirements for C5 and CC4 or similar product throughput, but shall retain an option to reinstate such use of any or all of the tanks upon one (1) year's prior written notice to NEWCO.

         5.4. CCC shall have the option to obtain mutually agreed upon storage service at Warrengas Terminal for HAD storage, HPG storage or other product storage for CCC's future terminalling requirements at Warrengas Terminal.

6.0 Risk of Loss .

         CCC shall retain risk of loss for all of its products except for loss relating to negligent acts or omissions by NEWCO, its employees, contractors or agents which shall be the responsibility of NEWCO.

7.0    Scheduling  .

         All pipeline movements from Cedar Bayou to Warrengas Terminal shall be scheduled through the NEWCO dispatching office at Mont Belvieu Terminal. All truck, pipeline or marine movements into or out of Warrengas Terminal shall be scheduled through the NEWCO logistics specialists at Warrengas Terminal. CCC and NEWCO shall make dock reservations on a first come/first serve basis and NEWCO shall provide a dock schedule to CCC every Business Day.

8.0    Demurrage  .

         Each Party shall be responsible for its demurrage, except for claims attributable to the other Party's, or its employee's, contractor's or agent's negligent acts or omissions or for encroachment by the other Party on the loading or unloading schedule as provided for in Section 7.0.

                                      xvii

                                   Exhibit A-4

                            Mont Belvieu Terminalling

1.0 Scope of Services .

         1.1. NEWCO shall provide transfer, storage and other terminalling services at the Mont Belvieu Terminal including rail, truck and pipeline receipt and delivery of CCC's products, other than LPG feedstocks which are covered under another agreement. NEWCO shall operate six (6) storage wells for CCC activities, the tank car rack and CCC pipeline connections at Mont Belvieu Terminal. NEWCO shall operate and maintain for the benefit of both parties the flare system used for the processing of relief gasses and liquids.

         1.2. NEWCO shall provide access to and permit Chevron Pipeline Company ("CPL") to use the flare system and will supply instrumentation air, electricity and any other utilities reasonably required by the Chevron Pipeline Company pipeline system within the Mont Belvieu Terminal.

         1.3. NEWCO shall provide necessary improvements at the Mont Belvieu Terminal to support CCC's 3 QTR 97 Port Arthur Plant Expansion ("Mont Belvieu Improvements"). Improvements include, per mutually agreed to scope of work for the project, in-terminal piping changes, installation of mainline pumps and metering facilities. The expansion requires 30 MBPD of incremental EP supply (in blends ranging from 80/20 to 60/40). The total supply of EP to Port Arthur will be approximately 55 MBPD post start-up.

2.0 Fees.

         CCC shall pay fees to NEWCO for all directly attributable expenses to dedicated facilities (e.g., CCC well workover cost) plus a portion of the cost of facilities that are operated for the benefit of both NEWCO and CCC consisting of the following:

         2.1.     Mont Belvieu Salaries, Wages and Benefits .

                                     xviii

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                 THE READACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

                                                         Allocation %
                                                      WPC           CHEMICALS
                                                      ---           ---------
*              Managers and Staff                 [REDACTED]
*              Mechanics                          [REDACTED]
*              Technicians and Engineers          [REDACTED]
*              Clerical                           [REDACTED]
*              Operations                         [REDACTED]
*              Contract                           [REDACTED]

         2.2.     Travel and Expense Accounts, Schools and Other Personnel
                  Costs.

                  When applicable, expenses shall be charged to party requiring the expenditure. Travel to and from schools shall be charged on the same percentages as the individual's salary is charged.

         2.3. Water, Consumable Supplies, Personal Services, Communications, Work Contracts, Security, Repairs and Maintenance .

                  Expenses that are for the exclusive benefit of CCC or its wells and equipment shall be charged to CCC. Expenses at Mont Belvieu Terminal for the brine system, security, roads and other joint benefit facilities shall be allocated based on the number of wells owned or leased by the parties. Expenses for
*                 the truck dock shall be allocated [REDACTED] to CCC and
*                 [REDACTED] to WPC.

         2.4.     Fuel and Power .

                  At NEWCO's cost, CCC shall be charged for fuel and power consumed in operating their dedicated equipment. Also, at NEWCO's cost, CCC shall be allocated fuel and power expense for brine pumps, tank car rack, air system, lighting or other joint benefit facilities based on horsepower involved or the number of wells owned or leased by the parties, as appropriate.

         2.5.     Intangible Overhead .

*                 Base fee of [REDACTED] M/YR.

         2.6.     Flare System.

                                      xix

                  All direct costs associated with the operation and maintenance of the Flare System and associated relief systems shall be allocated on the basis of well count.

                                       xx

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                 THE READACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

         2.7.     Chevron Pipeline System.

                  There shall be no separate charges for services provided under
                  Section 1.2 so long as CPL's use of the flare system and instrumentation air, electricity and other utilities is nominal. In the event CPL's use is more than nominal, the Parties shall agree upon associated costs or fees.

         2.8.     Improvements for Port Arthur Plant Expansion.

* Based upon estimated cost of [REDACTED] for the Mont Belvieu Improvements, CCC shall pay to NEWCO the following fees after start-up of Mont Belvieu Improvements:

*        (a)      Throughput fee of [REDACTED].

*        (b)      Additional fee of [REDACTED] for the first five (5) years of operation invoiced monthly at a rate expressed in cents per barrel of throughput. This rate shall be set at the beginning of each year of operation and shall be revised as necessary during each year to correspond to the estimated throughput remaining for such year so that the total payment for each year of operation shall equal $1 MM. Any imbalances in payments shall be reconciled at the end of each year.

                  This fee shall be adjusted in the event the estimated cost of the project changes.

3.0 Engineering, Design and Construction Services .

         Engineering, design and construction services will be provided in accordance with the annual budget of the Alliance Improvement Team and the allocation of services will be on a project by project basis according to resources, timing and complexity of any project.

4.0 Price Adjustments.

         4.1. The percentage allocation rates and budget for the fees in Sections 2.1 and 2.3 shall be made or adjusted by mutual agreement, as part of the annual planning process and, if the parties are unable to agree, by the dispute resolution provision under Section 16.

                                       xx

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                 THE READACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

         4.2. The intangible overhead rate under Section 2.6 shall be adjusted on January 1 of each year beginning January 1, 1997 using the Houston Consumer Price Index as compared to the base index of 140.9 for December, 1995.

5.0 Option to Reasonably Expand Operations .

         Subject to availability and NEWCO's use of the Mont Belvieu Terminal, CCC shall have an option to reasonably expand its operations and facilities at the Mont Belvieu Terminal, including pipeline additions and easements through the terminal at locations mutually acceptable to NEWCO and CCC, and lease additional storage space from NEWCO at mutually agreeable terms and conditions locations.

6.0 Pipeline Access .

         Upon reasonable request, CCC shall have a non-exclusive right of access to pipelines and operating equipment in the Mont Belvieu Terminal for the movement of non-LPG products into CCC wells from sources such as the Koch-Sterling, Citgo-Lakemont pipelines or future identified third parties satisfying requirements of CCC.

         This pipeline access shall be scheduled through Mont Belvieu Terminal * dispatching and CCC shall pay NEWCO a handling fee of [REDACTED].

7.0 Temporary Storage.

         Upon reasonable notice, NEWCO agrees to provide to CCC temporary well storage for PPmix and Naphtha during any periods of time that CCC may reasonably require for maintenance or workover on its wells. CCC shall pay NEWCO a fee for such temporary storage equal to the spot short term commercial rate for storage.

8.0 Risk of Loss .

         CCC shall retain risk of loss for all of its products except for loss relating to negligent acts or omissions by NEWCO, its employees, contractors or agents which shall be the responsibility of NEWCO.

                                      xxi

9.0 Demurrage.

         Each Party shall be responsible for its demurrage except for claims attributable to the other Party, or its employee's, contractor's or agent's negligent acts or omissions.

                                      xxii

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                 THE READACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

                                   Exhibit B-1

                         Export Refrigeration Equipment

1.0 Scope of Services .

         CCC shall provide NEWCO access to its export refrigeration equipment at the Warrengas Terminal for NEWCO's use in loading NEWCO or NEWCO's customers products. NEWCO shall operate the export refrigeration equipment for all product shipments.

2.0 Quantity .

         To the extent the export refrigeration equipment is available for shipments other than ethylene, it shall be available for NEWCO's requirements to refrigerate products estimated at 0-3 MMBBLS/year.

3.0 Fee .

         NEWCO shall pay CCC 1.0 cpg for a throughput of fully refrigerated
*        propane and [REDACTED] for any other refrigerated product (e.g.
         semi-refrigerated propane; fully refrigerated butane).

4.0 Fee Adjustment.

         Each party shall have the right to request a change in the fee at any time during the term covered by this Agreement, provided it gives the other party at least ninety (90) days written notice of such change. The failure of the notified party to serve the other party with written notice of objection thirty (30) days prior to the effective date shall be considered acceptance of such change. If written notice of objection is served, the notifying party shall have the right to continue under this Agreement at the same fee and terms in effect at the time it gave notice of the requested change or resolve the issue by the dispute resolution provision in Section 16.

5.0 Hours of Operation .

         Subject to scheduling priorities under Section 7.0, the export refrigeration equipment shall be available to NEWCO twenty-four (24) hours a day, seven (7) days a week, including holidays, for the refrigeration of NEWCO's products.

                                     xxiii

6.0 Maintenance .

         NEWCO shall maintain and perform all repairs on the export refrigeration equipment. CCC shall pay for all maintenance and repairs under $25,000 and NEWCO and CCC shall share the cost of all third party labor, repairs and maintenance in excess of $25,000 by allocation agreed to by the parties based upon mutually agreed factors including but not limited to historical usage and causation of specific repair.

7.0    Scheduling  .

         CCC shall have first priority on scheduling the use of export refrigeration equipment. Scheduling the use of such equipment for all other uses shall be mutually agreed to by the Parties and shall be scheduled through NEWCO's logistic specialists.

                                      xxiv

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                 THE READACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

                                   Exhibit B-2

                        Port Arthur Terminalling Services

1.0 Scope of Services .

         CCC shall provide product transfer services at the Port Arthur Terminal consisting of loading and unloading of barges of isobutane, normal butane, refinery butane and other products mutually agreed upon by the parties and transferring product by pipeline to Clark Refinery, Port Arthur, Texas. The transfer services shall be for NEWCO requirements for back-up or emergency service to normal pipeline delivery from NEWCO to the Clark Refinery.

2.0 Quantity .

         CCC agrees to provide transfer services for NEWCO requirements of approximately 0-3000 BBLS/day.

3.0 Hours of Operation.

         Upon reasonable notice, CCC will provide Services at the dock facilities 24 hours a day, 7 days a week, including holidays, for the receipt and/or delivery of products.

4.0 Fees .

* NEWCO shall pay CCC [REDACTED] for the unloading and transferring services.

5.0 Price Adjustment.

         Each party shall have the right to request a change in the fee at any time during the term covered by this Agreement, provided it gives the other party at least ninety (90) days written notice of such change. The failure of the notified party to serve the other party with written notice of objection thirty (30) days prior to the effective date shall be considered acceptance of such change. If written notice of objection is served, the notifying party shall have the right to continue under this Agreement at the same fee and terms in effect at the time it gave notice of the requested change or resolve the issue by the dispute resolution provision in Section 16.

6.0 Termination.

                                      xxv

         CCC may terminate the Services relating to this Exhibit in the event of a termination of CCC's right to lease the Port Arthur Terminal. NEWCO may terminate the Services relating to this Exhibit in the event of termination of that certain agreement between NEWCO, as assignee of Chevron USA, Inc. and Clark Refining & Marketing, Inc.

7.0 Risk of Loss .

         NEWCO shall retain risk of loss for all of its product except for loss relating to the negligent acts or omissions by CCC, its employees, contractors or agents, which shall be the responsibility of CCC.

8.0 Scheduling.

         All requests for Services at the Port Arthur Terminal shall be scheduled through CCC's feedstock supply representative.

                                      xxvi

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                 THE READACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

                                   Exhibit B-3

                           Feedstock Pipeline Service

1.0 Scope of Services .

         CCC shall ship by CCC's pipelines between the Mont Belvieu Terminal and Clark's Fannett Terminal, NEWCO's requirements for isobutane and butane products and other products mutually agreed upon by the parties.

2.0 Quantity .

                  PRODUCT           ESTIMATED VOLUME          DESTINATION

                  Isobutane         1.2 MM BBLS/year          MBT to FT

                  Refinery Butane   700 M BBL/year            FT to MBT

3.0 Fees .

* NEWCO shall pay CCC [REDACTED] for isobutane shipments. All refinery butane shipments shall be paid by Clark Refinery under separate contract between Clark Refinery and CCC.

4.0 Fee Adjustment.

         Each party shall have the right to request a change in the fee at any time during the term covered by this Agreement, provided it gives the other party at least ninety (90) days written notice of such change. The failure of the notified party to serve the other party with written notice of objection thirty (30) days prior to the effective date shall be considered acceptance of such change. If written notice of objection is served, the notifying party shall have the right to continue under this Agreement at the same fee and terms in effect at the time it gave notice of the requested change or resolve the issue by the dispute resolution provision in Section 16.

5.0 Risk of Loss .

         NEWCO shall retain risk of loss for all of its product except for loss relating to the negligent acts or omissions by CCC, its employees, contractors or agents, which shall be the responsibility of CCC.

                                     xxvii